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                                       Media Contact:
                                       Janis Tarter, Cal Fed, (415) 904-1199
                                       Mary Rische, Cal Fed,  (415) 904-1203

                                       Investor Contact:
                                       Chase Mellon (800) 806-8035

                                       FOR IMMEDIATE RELEASE


                    FIRST NATIONWIDE BANK COMPLETES MERGER
                         WITH CALIFORNIA FEDERAL BANK

      COMBINED BANK KEEPS CAL FED NAME, FIRST NATIONWIDE'S HEADQUARTERS

   SAN FRANCISCO, January 3, 1997 -- First Nationwide Holdings Inc., parent company of First Nationwide Bank, today completed its purchase of Cal Fed Bancorp Inc. and its subsidiary, California Federal Bank. The merged bank is called California Federal Bank, A Federal Savings Bank, also known as Cal Fed. (First Nationwide Holdings' name will not change, nor will that of the bank's mortgage subsidiary, First Nationwide Mortgage Corporation.)

   The combined institution has approximately $30 billion in assets, making it the fourth largest thrift in the nation.

   While the merger is effective today, First Nationwide Bank branches won't adopt the Cal Fed name until the weekend of March 21, when all accounts from both institutions will be converted to one system. Effective March 24, customers of both the "old" California Federal Bank and the "old" First Nationwide Bank will be able to conduct business at any of the "new" Cal Fed locations. Prior to the conversion, customers of both institutions may make automated teller machine (ATM) withdrawals at any First Nationwide or Cal Fed branch without paying a "foreign" ATM fee.

   Included in the Cal Fed acquisition are 119 retail branches with approximately $9 billion in deposits. Effective March 24, three of the acquired Cal Fed branches (in Palo Alto, Thousand Oaks and Culver City, California) will be consolidated into nearby First Nationwide branches (renamed Cal Fed), and four First Nationwide Bank branches (in San Rafael, Oxnard, Ventura and Glendale, California) will be consolidated into nearby Cal Fed branches.

   Terms of the merger call for holders of Cal Fed Bancorp's common stock to receive $23.50 in cash for each of their shares, for a total cash consideration of approximately $1.2 billion, plus a new security representing the right to participate in a portion of the net cash proceeds, if any, recovered in California Federal Bank's pending breach of contract lawsuit against the federal government. Shareholders will receive one Secondary Contingent Litigation Recovery Participation Interest for each ten common shares of Cal Fed Bancorp held at the time of the closing. This new security is expected to be quoted and traded on the national market of NASDAQ (CALGL).

   Within the next few days, Chase Mellon Shareholder Services, the transfer agent for the common shares, will send shareholders a letter describing how to exchange their shares for the merger consideration. Questions concerning this process should be directed to Chase Mellon Shareholder Services at (800) 806-8035. (For others who want additional information on the security, a copy of the offering circular for the security is on file with the Office of Thrift Supervision.)

   At September 30, 1996, First Nationwide Bank's assets totaled $16.8 billion and California Federal Bank's totaled $14.1 billion. After the branch consolidations in March, the combined bank will have 229 retail branches: 101 in Southern California, 94 in Northern California, 24 in Florida, seven in Nevada and three in Texas.

   Based in San Francisco, the "new" California Federal Bank is a privately held institution and an indirect subsidiary of MacAndrews and Forbes Holding Inc. The bank and its subsidiaries employ approximately 5,500 people.